SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2005

Freescale Semiconductor, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32241 (Commission File Number)	20-0443182 (I.R.S. Employer Identification No.)

6501 William Cannon Drive West, Austin, Texas (Address of principal executive offices)	78735 (Zip Code)

Registrant’s telephone number, including area code: 512.895.2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Freescale entered into a Separation and Release Agreement (the “Separation Agreement”) with Christopher P. Belden, Senior Vice President, Manufacturing effective February 2, 2005. Under the terms of the Separation Agreement, Mr. Belden’s duties and responsibilities as Senior Vice President, Manufacturing cease on February 12, 2005 but his employment with Freescale will continue at his regular salary and benefits through July 29, 2005. The Separation Agreement provides that Freescale will pay Mr. Belden an additional $27,000 to assist him with payment of COBRA premiums for continuation of his medical benefits after his employment ends. Pursuant to the Separation Agreement, Mr. Belden will be paid a separation allowance of $381,915. The Separation Agreement further provides that Mr. Belden is eligible to receive an incentive payment from Freescale under the company’s incentive plan for 2004, as well as a payment under the 2004 Freescale Special Incentive Plan for the 2004 plan year, both in accordance with the terms of those plans. The Separation Agreement also incorporates the agreement by Freescale to make certain payments to Mr. Belden as a result of his participation in the Motorola Elected Officer Supplemental Retirement Plan as part of the separation of Freescale from Motorola, Inc. in 2004. A copy of the Separation Agreement is filed as Exhibit 10.1.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Christopher P. Belden will cease to serve as Senior Vice President, Manufacturing of Freescale effective February 12, 2005.

Item 9.01. Financial Statements and Exhibits.

Separation and Release Agreement by and between Freescale Semiconductor, Inc. and Christopher P. Belden, effective February 2, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freescale Semiconductor, Inc.
February 8, 2005	By:	John D. Torres
		Name:	John D. Torres
		Title:	Senior Vice President, General Counsel and Secretary